EXHIBIT 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-20879, No. 333-20881 and No. 333-91328) of Ralcorp Holdings, Inc. of our report dated November 13, 2003, except for Note 21, which is as of December 3, 2003 relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
St. Louis, MO
December 3, 2003